Exhibit 10.1

SALES CONTRACT

by and between

CRESCENT COMMUNITIES, LLC,

as Seller

and

GGT CRESCENT GATEWAY FL VENTURE, LLC,

as Purchaser

SALES CONTRACT

This Sales Contract (the “Agreement”) is made and entered into this 31st day of January, 2014 (the “Effective Date”), by and between CRESCENT COMMUNITIES, LLC, a Georgia limited liability company (formerly named Crescent Resources, LLC) (“Seller”) and GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE I — PROPERTY TO BE CONVEYED

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of land (the “Land”) described on Exhibit A attached hereto and by this reference incorporated herein with any improvements on the Land (the “Improvements”) and all permits, licenses and prepaid fees, impact fees or credits with respect to the Land or the use, occupancy or development of the Land (all of the foregoing property is hereinafter collectively referred to as the “Property”).

B. The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, any and all strips, gores or right-of-way, riparian rights and easements, and all right, title and interest of Seller, if any, in and to any award or payment made or to be made (i) for any taking in condemnation or eminent domain or adjoining all or any part of the Land, (ii) for damage to the Property or any part thereof by reason of any change of grade or closing of any such street, road, highway or avenue adjoining the Land, and (iii) for any taking in condemnation or eminent domain of any part of the Property.

C. Purchaser has completed its due diligence investigation of the Property and has elected to proceed with the purchase of the Property on an “as-is” condition and basis in accordance with this Agreement.

ARTICLE II — PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Property shall be Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). Subject to all prorations and adjustments provided herein, the Purchase Price shall be paid as follows:

A. Within three (3) business days after the Effective Date, Purchaser shall pay to Seller One Hundred and No/100 Dollars ($100.00) by check subject to collection (the “Deposit”). The Deposit shall be applied toward the Purchase Price due at Closing (hereinafter defined) or otherwise shall be applied as elsewhere provided in this Agreement.

B. At the Closing, the balance of the Purchase Price shall be paid by Purchaser to Seller by wire-transfer of funds immediately available to Seller.

ARTICLE III — ITEMS TO BE DELIVERED BY SELLER AT CLOSING

At Closing Seller agrees to deliver the following items to Purchaser. Drafts of all documents to be delivered at Closing as specified in this Agreement shall be prepared by Purchaser’s counsel and submitted to Seller for review and approval at least five (5) days prior to the Closing Date.

A. A duly executed Special Warranty Deed, in form acceptable for recording, of the type customarily used for commercial real estate transactions in the State of Florida, conveying to Purchaser or its assigns, fee simple title to the Property.

B. A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of Florida and which is acceptable to Purchaser and to First American Title Insurance Company (the “Title Company”), showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except matters approved by Purchaser pursuant to Article III hereof and any gap indemnity required by the Title Company.

C. A duly executed Certification of Non-Foreign Status that pursuant to Section 1445 of the Internal Revenue Code, certifies Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), provided that if Seller cannot execute such Certification because Seller is a foreign person, Purchaser shall withhold such portion of the Purchase Price as is required by law.

D. Such evidence as is reasonably required by the Title Company and the Purchaser evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein.

E. A duly executed Grant of Easements in form acceptable for recording, and in form and substance satisfactory to Seller and Purchaser.

F. A duly executed Assignment, in form acceptable for recording, of all of Seller’s right, title and interest, if any, and to the extent assignable, in all intangible property used or useful in connection with the Property, including, but not limited to, all contract rights, permits, entitlements and governmental approvals for purposes of assigning and allocating to Purchaser the development entitlements to the Property for the development of the Property as a 249-unit apartment community.

G. A Closing Statement evidencing the prorations between Seller and Purchaser and disbursements made in connection with this transaction (the “Closing Statement”).

H. Any other documents referred to or specified in this Agreement or required by the Title Company, and any other documents or agreements deemed necessary or reasonably appropriate by Purchaser’s and Seller’s respective counsel.

ARTICLE IV — ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING

At Closing, Purchaser agrees to deliver the following items to Seller:

A. The Purchase Price as required by and in the manner specified in Section II B hereof.

B. A counterpart of the Closing Statement.

C. Any other documents referred to or specified in this Agreement or required by the Title Company, and any other documents or agreements deemed necessary or reasonably appropriate by Purchaser’s and Seller’s respective counsel.

ARTICLE V — APPORTIONMENTS AND CLOSING OBLIGATIONS

A. The following items shall be apportioned at Closing and as of the Closing Date. Seller shall be entitled to receive any income in respect of the Property and shall be obligated to pay all expenses in respect of the Property for all time periods prior to and including the day prior to the Closing Date. Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses for all time periods commencing with the Closing Date. In the event that the current year’s taxes are not available as of the Closing Date, the proration shall be based upon such taxes for the preceding year, but such taxes shall be reprorated between Purchaser and Seller as soon as the current year’s taxes are available, immediately upon demand being made therefor by either Purchaser or Seller. In the event that any income or any expense item relating to the period prior to the Closing Date is received or appears after the Closing, such item(s) shall be adjusted between the Seller and the Purchaser within ten (10) days after such is discovered. This Section V A shall survive the Closing of the transaction contemplated herein.

B. At Closing, Seller pay by credit to Purchaser against the Purchase Price otherwise payable at Closing, the amounts described below in the total sum of $1,085,419.00 (the “Credit”). The purpose and intent of such Credit to Purchaser is to fund the cost of each of the five (5) items outlined below up to but not exceeding the amounts so allocated to each item. If the actual cost of any such item is less than the amount allocated to such item, then the surplus funds shall be refunded by Purchaser to Seller. If the cost of any item is greater than the amount allocated to such item, then Purchaser shall pay such excess cost. Surplus funds for any item shall not be applied to excess costs for other items. On a monthly basis and prior to the disbursement of the funds for any item to a third party to pay the cost of any item, Purchaser shall submit to Seller a detailed draw request for such item which shall be subject to reasonable approval by Seller. Upon Seller’s approval of the cost for an item, funds shall be utilized by Purchaser for such costs in the lesser amount of (i) the approved cost, or (ii) the amount allocated to such item as set forth below, and surplus funds for such item, if any, shall be disbursed by Purchaser to Seller. The initial amount and allocation to each item is as follows:

(i) $620,121.00 for the cost of approximately 48,500 cubic yards of fill needed on the Property and the costs associated with an unclassified risk premium;

(ii) $206,179.00 for the cost of constructing the storm water conveyance system from Pond C2 to Pond C5 and the cost of constructing Pond C5;

(iii) $91,923 for the cost of amenitizing the landscape/hardscape on the east and south sides of Pond C8 on Tract D as required by the City of Altamonte Springs for density credit allocated to the Property; and

(iv) $145,039.00 for the cost of constructing a fence by Purchaser south of Pond C2 on Tract A, south of Lot 2 and south and east of Tract B as required by the City of Altamonte Springs; and

(v) $22,157.00 for the cost associated with general conditions on items (ii), (iii), and (iv) above.

This Section V B shall survive the Closing of the transaction contemplated herein.

C. Seller shall be responsible for all payments due to the City of Altamonte Springs pursuant to the Roadway Construction and Reimbursement Agreement recorded at OR Book 7442, Page 1661, Public Records of Seminole County (the “Reimbursement Agreement”) regarding the construction of Gateway Drive. Such payment shall be made at closing or as otherwise provided in the Reimbursement Agreement. This Section V C shall survive the Closing of the transaction contemplated herein.

ARTICLE VI — TIME AND PLACE OF CLOSING AND CLOSING COSTS

A. The consummation of the transaction contemplated herein shall take place through an escrow closing conducted by the Title Company, on a business day acceptable to both Seller and Purchaser, but in no event later than February 15, 2014. Seller and Purchaser each agrees to deliver to the Title Company the documents and instruments required of it, respectively, as provided in this Agreement, and Purchaser agrees to deliver to the Title Company the amount of the Purchase Price and the costs and expenses and net amount of prorations specified in this Agreement, all sufficiently in time so as to allow the Title Company to conduct the Closing on the Closing Date. The consummation of the transaction contemplated herein is herein referred to as the “Closing”, and the day the Closing occurs is herein referred to as the “Closing Date”.

B. At Closing, Purchaser shall pay the Florida documentary stamp tax incident to the Special Warranty Deed, the cost of the title examination and owner’s title insurance policy premium, the cost of any survey obtained by Purchaser, and all recording fees. Seller and Purchaser will each pay their own attorneys’ fees and any other costs herein specified to be paid by either of them.

C. Possession of the Property will be delivered by Seller to Purchaser on the Closing Date.

ARTICLE VII — REMEDIES

A. Seller’s only remedy for Purchaser’s breach of this Agreement shall be to retain the Deposit, the amount of which shall be and constitute Seller’s liquidated damages, it being otherwise difficult or impossible to estimate Seller’s actual damages. Seller hereby waives any right to specific performance, injunctive relief or other relief to cause Purchaser to perform its obligations under this Agreement, and Seller hereby waives any right to damages in excess of said liquidated damages occasioned by Purchaser’s breach of this Agreement. Seller and Purchaser acknowledge that it is impossible to estimate or determine the actual damages Seller would suffer because of Purchaser’s breach hereof, but that the liquidated damages provided herein represent a reasonable estimate of such actual damages and Seller and Purchaser therefore intend to provide for liquidated damages as herein provided, and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable. Seller’s right to receive the specified liquidated damages is in lieu of any other right or remedy, all other rights and remedies being waived by Seller.

B. Except as otherwise specifically provided herein, if Seller defaults under this Agreement, Purchaser shall be entitled, as its only remedies hereunder, to either: (i) close the transaction contemplated by this Agreement, thereby waiving such default, or (ii) terminate this Agreement and receive a return of the Deposit, or (iii) seek specific performance of this Agreement and of Seller’s obligations, duties and covenants hereunder; provided, however, if the remedy of specific performance is not available because Seller has sold or encumbered the Property after the Effective Date, then Purchaser shall have the right to sue Seller for the damages suffered because of Seller’s default.

ARTICLE VIII — NOTICES

Whenever any notice, demand, or request is required or permitted hereunder, such notice, demand or request shall be in writing and shall be hand-delivered in person or sent by FedEx or similar national overnight delivery service, to the addresses set forth below:

To Purchaser:

GGT Crescent Gateway FL Venture, LLC

c/o Crescent Communities, LLC

3340 Peachtree Road, NE

Suite 1560

Atlanta, Georgia 30326

Attention: Mr. Jay Curran

                  Senior Vice President

with a copy to:

Sanford H. Zatcoff, Esquire

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Parkway

Suite 1800

Atlanta, GA 30339

To Seller:

Crescent Communities, LLC

20 North Orange Avenue

Suite 605

Orlando, FL 32801

Attention: Mr. Whit Duncan

With a copy to:

John R. Simpson, Jr., Esq.

Pohl & Short, P.A.

280 West Canton Avenue

Suite 410

Winter Park, FL 32789

Any notice, demand, or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notice, demand or request is hand-delivered in person, or (ii) on the day such notices, demands or requests are deposited with FedEx or similar national overnight delivery service in accordance with the preceding portion of this Article VIII. Any party hereto shall have the right from time to time to designate by written notice to the others such other person or persons and at such other places in the United States as such party desires written notices, demands, or requests to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder. Anything contained in this Article VIII to the contrary notwithstanding, all notices from Seller and Purchaser may be executed and sent by their respective counsel.

ARTICLE IX — BROKER

Purchaser and Seller hereby represent to each other that no real estate broker or agent was involved in negotiating the transaction contemplated herein except Bishop Beale Realty (“Broker”). In the event any other claim(s) for real estate commissions, fees or compensation arise in connection with this Agreement and the transaction contemplated herein, Purchaser and Seller further covenant and agree that the party so incurring or causing such other claim(s) shall indemnify, defend and hold harmless the other party from any loss, claim or damage which the other party suffers because of said claim(s). Seller shall pay a commission to Broker in the amount of 4% of the Purchase Price at Closing. This Article IX shall survive the Closing of the transaction contemplated herein or any termination of this Agreement.

ARTICLE X — MISCELLANEOUS

A. This Agreement constitutes the entire agreement between the parties hereto and cannot be changed or modified other than by a written agreement executed by both Purchaser and Seller. This Agreement supersedes all previous agreements and understanding between the parties hereto with respect to the subject matter hereof.

B. Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

C. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

D. In the event that the last day for performance of any matter herein falls on a Saturday, Sunday or legal holiday, the time for performance shall automatically be extended to the next business day.

E. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

F. All rights, powers and privileges conferred hereunder upon the parties unless otherwise provided shall be cumulative and not restricted to those given by law.

G. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party to its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

H. Purchaser reserves the right to waive, in whole or in part, any condition or contingency herein which is for the Purchaser’s benefit.

I. The provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and the legal representatives of their estates.

J. In accordance with Section 404.056(7), Florida Statutes, the following notice is given: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from you county public health unit.

[Executions commence on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and delivered the day and year first above written.

SELLER:

CRESCENT COMMUNITIES, LLC, a Georgia limited liability company

By:	/S/ Joseph K. McGorrey	(SEAL)
Joseph K. McGorrey
Vice President – Commercial Division

PURCHASER:

GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company

By:	Crescent Gateway Venture, LLC, a Delaware limited liability company, its Operating Member

	By:	Crescent Communities, LLC, a Georgia limited liability company, its Manager

		By:	/S/ Brian J. Natwick	(SEAL)
Brian J. Natwick
President-Multifamily Division

EXHIBIT A

(Property Description)

[Omitted as not necessary to an understanding of the Agreement]